Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

PSLY.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed maximum aggregated Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share	Rule 457(f)	63,870,688	N/A	$11,200,308.30	$0.0000927	$1,038.27
Total Offering Amounts					$11,200,308.30		$1,038.27
Total Fees Previously Paid							$468.57
Total Fee Offsets							$468.57
Net Fee Due							$569.70

(1): Represents the maximum number of shares of common stock, par value $0.0001 per share of the Registrant estimated to be issuable upon consummation of the merger described herein, calculated by totaling (a) the product obtained by multiplying (x) 66,696,797 shares of common stock, par value $0.0001 per share, of Ei.Ventures, Inc. (“Ei”) (the maximum number of shares of Ei common stock that may be canceled and exchanged in the merger), by (y) the exchange ratio of 0.89274 per share of Registrant common stock for each share of Ei common stock, plus (b) the product obtained by multiplying (x) 17,311,155 shares of Mycotopia Therapies, Inc. (“Mycotopia”) common stock, par value $0.0001 per share (the maximum number of shares of Mycotopia common stock that may be canceled and exchanged in the merger), by (y) the exchange ratio of 0.25 per share of Registrant common stock for each share of Mycotopia common stock.

(2): Pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of (a) the product obtained by multiplying (x) $0.2150 (the average of the high and low prices of Mycotopia common stock on August 18, 2022, as reported on the OTCPK, by (y) 17,311,155 shares of Mycotopia common stock (the maximum number of shares of Mycotopia common stock that may be canceled and exchanged in the merger), plus (b) $7,478,410.00 (the book value of the maximum number of shares of Ei common stock that may be canceled and exchanged in the merger, as of August 19, 2022 is listed).

(3): Calculated pursuant to Rule 457 by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.0000927.